Exhibit 99.2

BlueHalo Financing TopCo, LLC

Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2025 and March 31, 2024

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of,
	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$55,247	$20,745
Billed receivables net of credit losses of $420 and $387 at March 31, 2025 and December 31, 2024, respectively	65,478	116,748
Contract assets	124,533	100,736
Inventory	78,816	79,233
Income taxes receivable	3,034	4,210
Prepaid and other current assets	18,530	23,943
Total current assets	345,638	345,615
Property and equipment, net	122,455	111,336
Operating lease right-of-use assets	75,183	76,983
Goodwill	874,306	872,263
Intangible assets, net	515,106	528,816
Other noncurrent assets	3,628	3,200
Total assets	$1,936,316	$1,938,213
Liabilities and Member's Equity
Current liabilities
Line of credit	$45,000	$45,000
Current portion of notes payable	794,780	729,384
Accounts payable	62,937	66,379
Accrued payroll and related liabilities	45,127	51,660
Contract liabilities	23,468	44,121
Current operating lease liabilities	11,808	11,450
Other current liabilities	18,568	19,021
Total current liabilities	1,001,688	967,015
Non-current portion of notes payable	—	—
Related party notes payable	11,100	11,000
Non-current operating lease liabilities	76,548	77,675
Other noncurrent liabilities	924	1,068
Deferred income taxes	23,785	24,677
Total liabilities	1,114,045	1,081,435

Mezzanine equity
Preferred units, subject to redemption, 8.1% cumulative dividends; 80,000 units issued and outstanding as of March 31, 2025 and December 31, 2024	$91,926	$91,926

Members' equity	730,345	764,852

Total liabilities and members' equity	$1,936,316	$1,938,213

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited)

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2024
Revenue
Product sales	$108,359	$82,556
Contract services	101,805	79,687
	210,164	162,243
Cost of revenue (exclusive of depreciation and amortization shown separately below)
Product sales	53,621	45,488
Contract services	63,345	49,864
	116,966	95,352
Selling, general, and administrative	74,953	61,691
Research and development	9,399	2,559
Depreciation and amortization	20,313	12,289
Income (loss) from operations	(11,467)	(9,648)
Other expense (income)
Other income	(164)	(287)
Interest expense	25,009	16,179
Total other expense	24,845	15,892
Loss before income taxes	(36,312)	(25,540)
Income tax benefit	(835)	(7,627)
Net loss	$(35,477)	$(17,913)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited)

Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Member’s Equity (Unaudited)

(In thousands)

	Redeemable Preferred Units (Note 11)	Member's Capital	Accumulated Deficit	Total Member's Equity
Balance at December 31, 2024	$91,926	$970,668	$(205,816)	$856,778
Member's contributions		108		108
Unit-based compensation		862		862
Net loss			(35,477)	(35,477)
Balance at March 31, 2025	$91,926	$971,638	$(241,293)	$822,271
				—
Balance at December 31, 2023	—	$326,842	$(128,370)	$198,472
Member's contribution, including impact of Eqlipse transactions	91,926	637,752		729,678
Unit-based compensation		1,407		1,407
Net loss			(17,913)	(17,913)
Balance at March 31, 2024	$91,926	$966,001	$(146,283)	$911,644

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(35,477)	$(17,913)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	16,902	10,337
Software amortization	3,411	1,952
Amortization of debt issuance costs	2,034	1,032
Unit-based compensation expense	862	1,407
Accrued interest on related party notes payable	100	96
Deferred income taxes	(892)	(7,789)
Non-cash lease expense	(1,720)	(2,741)
Changes in operating assets and liabilities, net of acquisitions
Contract receivables	27,473	17,921
Inventory	418	6,721
Income taxes receivable	1,176	(893)
Prepaid expenses and other assets	4,082	(4,794)
Accounts payable and accrued expenses	(4,565)	(32,462)
Accrued payroll and related liabilities	(6,533)	959
Contract liabilities	(20,653)	1,264
Operating lease liabilities	2,750	2,203
Other liabilities	(5,977)	(551)
Net cash used in operating activities	(16,609)	(23,251)
Cash flows from investing activities
Purchase of property and equipment	(12,681)	(9,487)
Cash acquired in Eqlipse acquisition	—	50,668
Net cash used in investing activities	(12,681)	41,181
Cash flows from financing activities
Borrowings under line of credit	40,000	10,000
Payments under line of credit	(40,000)	(39,840)
Proceeds from term loan	66,881	42,500
Repayments of term loan	(3,197)	(1,225)
Proceeds from member's contributions	108	(216)
Net cash provided by financing activities	63,792	11,219
Net increase (decrease) in cash	34,502	29,149
Cash and cash equivalents, beginning of the year	20,745	12,084
Cash and cash equivalents, end of the year	$55,247	$41,233
Supplemental disclosures of non-cash flow information
Noncash purchases of property and equipment	$5,023	$719

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited)

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1.	Organization and Summary of Significant Accounting Policies

Organization

References in this section to “BlueHalo,” “we,” “us,” “our,” and the “Company” are to BlueHalo Financing Holdings, LLC and its consolidated subsidiaries before giving effect to the Eqlipse Transactions (defined below), and to BlueHalo Financing TopCo, LLC and its consolidated subsidiaries after giving effect to the Eqlipse Transactions (defined below) but before giving effect to the potential merger with AeroVironment, Inc. and related transactions, unless the context otherwise requires or as otherwise indicated.

References in this section to “Eqlipse Technologies” or “Eqlipse” are to Eqlipse Technologies Financing Holdings, LLC and its consolidated subsidiaries before giving effect to the Eqlipse Transactions (defined below), unless the context otherwise requires or as otherwise indicated.

BlueHalo is a leading provider of advanced defense and intelligence solutions, specializing in multidomain technologies that address some of the most complex challenges faced by the national security community. With a steadfast commitment to innovation, agility, and customer intimacy, BlueHalo delivers cutting-edge products and solutions across the following key mission areas: Counter-Uncrewed Aerial Systems (C-UAS) & Autonomous Systems, Uncrewed Maritime Systems, Space, Electronic Warfare (EW) & Cyber, and Artificial Intelligence / Machine Learning (AI/ML). BlueHalo’s customers are primarily the U.S. Government and corresponding federal agencies, the Department of Defense (DoD), allied and coalition partners, and commercial clients.

In March 2024, as part of the Eqlipse Transactions (defined below), the Company completed a legal entity reorganization of entities under common control. The reorganization resulted in a change of reporting entity and a recapitalization of the reporting entity’s equity structure. Refer to Eqlipse Transactions and Basis of Presentation within this footnote.

Eqlipse Transactions

Prior to March 1, 2024, the business of BlueHalo was conducted through BlueHalo Financing Holdings, LLC (“BlueHalo Holdings”) and its consolidated subsidiaries. BlueHalo Holdings was wholly owned by BlueHalo Holdings Parent, LLC (“BlueHalo Parent”).

On March 1, 2024, BlueHalo Parent entered into and executed an agreement and plan of merger with Eqlipse Technologies Holdings Parent, LLC (“Eqlipse Parent”), pursuant to which BlueHalo Parent issued equity to acquire Eqlipse Parent and its wholly owned subsidiaries (“Eqlipse Acquisition”) through a series of mergers and entity contributions (collectively with the “Equity Acquisition” or the “Eqlipse Transactions”). As a result of the Eqlipse Transactions, Eqlipse Technologies, previously a wholly owned subsidiary of Eqlipse Parent (i) became a direct wholly owned subsidiary of BlueHalo Parent (ii) became the sole member of BlueHalo Holdings through the issuance of 1,092,493 common units of Eqlipse Technologies in exchange for the 100 membership units of BlueHalo Holdings owned by BlueHalo Parent and (iii) was renamed to BlueHalo Financing TopCo, LLC (“BlueHalo TopCo”).

AeroVironment, Inc. Acquisition of BlueHalo

On May 1, 2025 the Company and AeroVironment, Inc. executed a Definitive Merger Agreement. Under the terms of the Merger Agreement, all of the equity interest of BlueHalo immediately prior to the closing were canceled and extinguished without any conversion thereof were converted into the right to receive 17,425,849 shares of AeroVironment. AeroVironment issued all of the Transaction Consideration to BlueHalo and distributed all of the Transaction Consideration to the equity holders of the Company, which included holders of incentive units and restricted common units of Seller in accordance with the Merger Agreement. All outstanding incentive units and restricted common units of Seller became vested as of immediately prior to the closing (to the extent unvested and not otherwise vested at closing pursuant to their terms) and also were entitled to receive a portion of the Transaction Consideration in connection with the Seller Liquidation and Seller Distribution. Subsequent to the closing BlueHalo used the proceeds from the transaction to settle all outstanding debt positions.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Going Concern

In accordance with the accounting guidance related to the presentation of financial statements, when preparing financial statements for each interim reporting period, management evaluates whether there are conditions or events that, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. In making its assessment, management considered the Company’s (defined below) current financial condition and liquidity sources including current funds available, forecasted future cash flows and conditional and unconditional obligations due over the next twelve months.

As described further in Note 8. Notes Payable, the Company had a significant outstanding debt obligation that was scheduled to mature within one year of the issuance of the December 31, 2024 financial statements, which resulted in the Company concluding that substantial doubt existed,

As noted in Note 15, Subsequent Events, AeroVironment and BlueHalo executed the Merger Agreement on May 1, 2025. The proceeds received by the Company as a result of the Merger agreement were used to settle all outstanding debt under the Credit Agreement. Accordingly, the repayment of this debt has alleviated the substantial doubt that had previously existed regarding the Company’s ability to continue as a going concern.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Any reference in these notes to applicable guidance is meant to refer to authoritative U.S. GAAP as found in Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Business Combination

BlueHalo Parent accounted for the Eqlipse Acquisition as a business combination in accordance with ASC 805, Business Combinations. Refer to Note 2. Acquisitions for further information on the business combination accounting for the Eqlipse Acquisition.

Common Control Transaction

The reorganization transactions subsequent to the Eqlipse Acquisition were accounted for as transactions between entities under common control which resulted in a change in reporting entity and required retrospective combination of the entities from the inception of common control. As common control of the entities was established on March 1, 2024, the Company assessed and determined that Bluehalo Holdings was the receiving entity for accounting purposes in contemplation of the common control transactions because it was under common control of BlueHalo Parent first. These common control reorganization events are accounted for akin to a reverse recapitalization with the combined entity representing a continuation of the consolidated financial results of BlueHalo adjusted for the Eqlipse Transactions on March 1, 2024, the date common control was established.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of BlueHalo TopCo, and its wholly owned subsidiaries (collectively, “BlueHalo” or the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying Condensed Consolidated Balance Sheets as of March 31, 2025, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Member’s Equity for the three months ended March 31, 2025 and 2024, and the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2025 and 2024, and the related notes to such interim condensed consolidated financial statements, are unaudited. The accompanying Condensed Consolidated Balance Sheet as of December 31, 2024 was derived from the Company’s audited annual consolidated financial statements for the year ended December 31, 2024.

These unaudited condensed consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with U.S. GAAP have been omitted. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the audited annual consolidated financial statements for the year ended December 31, 2024.

In the opinion of management, the interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company’s financial position for the periods presented. The results for the interim periods presented are not necessarily indicative of future results or results for the full fiscal year or for any other period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates under different assumptions or conditions. Significant items subject to such estimates and assumptions include, but are not limited to, the allowance for credit losses, determination of revenue recognition under ASC 606, Revenue From Contracts With Customers, fair value of incentive units, and valuation of common and preferred units, unit-based compensation, intangible assets, and goodwill.

The Company evaluates estimates based on historical and anticipated results, trends, and various other assumptions. The Company assesses these estimates on a regular basis; however, actual results could differ from these estimates.

Significant Accounting Policies

Our significant accounting policies are detailed in “Note 1. Organization and Summary of Significant Accounting Policies” of the audited annual consolidated financial statements for the year ended December 31, 2024. There have been no material changes to our significant accounting policies.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which is intended to enhance the transparency and usefulness of income tax disclosures through improved reporting related to the rate reconciliation and income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in its condensed consolidated financial statements.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses, which requires disclosures about the nature of expenses presented on the face of the income statement. The guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in its condensed consolidated financial statements.

The Company has assessed other accounting pronouncements issued or effective through the issuance date of these Condensed Consolidated Financial Statements and during the three months ended March 31, 2025 and deemed they were not applicable to the Company or are not anticipated to have a material effect on the condensed consolidated financial statements.

Risks and Uncertainties

The Company faces various risks related to U.S. Government funding decisions. Delays in funding decisions or re-appropriation of funds for programs could have an impact on the Company’s revenues. Management continues to monitor government budgetary and funding activities, to assess possible implications to operations and revenues, and to take actions in an effort to mitigate adverse consequences in the case of any delays or re-appropriation of funds. The Company also continues to actively pursue new opportunities that may result from such changes.

Recently Adopted Accounting Pronouncements

The Company did not adopt any accounting standards during the three months ended March 31, 2025.

2.	Acquisitions

Eqlipse Technologies, LLC Acquisition

On March 1, 2024, BlueHalo Parent completed the Eqlipse Acquisition with Eqlipse Parent.

Eqlipse Parent and Eqlipse Technologies and its subsidiaries, is a leading provider of differentiated products and solutions to the Department of Defense and intelligence community. Eqlipse Technologies’ high-end technical talent and suite of innovative products will enable BlueHalo to deliver enhanced scale and broader capabilities to its customers, accelerating the development and fielding of its advanced defense technologies.

BlueHalo Parent accounted for the transaction as a business combination in accordance with ASC 805, Business Combinations in which BlueHalo Parent was the accounting acquirer. BlueHalo Parent was determined to be the accounting acquirer due to its size relative to Eqlipse Parent, and BlueHalo Parent’s management retaining its positions in the continuing entity.

BlueHalo Parent’s total consideration transferred to acquire Eqlipse Parent was $729.9 million, as summarized below (in thousands):

Fair Value
Preferred Units	$183,580
Common Units	545,119
Restricted Common Units	1,195
Total	$729,894

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The purchase price was allocated to assets acquired and liabilities assumed based on an evaluation of their respective fair values at the acquisition date. During the three months ended March 31, 2025, the Company finalized its determination of the acquisition date fair value of the assets acquired and liabilities assumed in the acquisition, which is summarized in the following table (in thousands):

Fair Value
Cash and cash equivalents	$50,668
Billed receivables	32,726
Contract assets	15,718
Inventory	23,399
Prepaid and other current assets	12,530
Property and equipment	8,181
Operating lease right-of-use assets	23,230
Intangible assets	343,300
Other noncurrent assets	1,003
Total assets acquired	$510,755
Accounts payable	9,598
Accrued payroll and related liabilities	11,317
Contract liabilities	15,342
Other current liabilities	14,986
Current operating lease liabilities	3,044
Noncurrent operating lease liabilities	25,477
Deferred tax liability	56,665
Other noncurrent liabilities	1,050
Total liabilities assumed	137,479

Net assets acquired	$373,276
Total consideration transferred	$729,894
Goodwill	$356,618

The identifiable intangible assets include customer relationships of $267.3 million with a remaining useful life of 20 years, developed technology of $74.1 million with a remaining useful life of 10-15 years, and trademark of $1.9 million with a remaining useful life of 1 year. The fair value of the intangibles assets was determined using a discounted cash flow analysis, which were based on the Company’s preliminary estimates of future sales, earnings and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

During 2025, the Company recorded a measurement period adjustment to other current liabilities totaling $1.2 million. The measurement period adjustment resulted in the Company recognizing additional goodwill totaling $1.2 million during the three months ended March 31, 2025.

The goodwill represents the value attributable to new and unidentifiable contracts and customers, as well as expanded market opportunities. Goodwill related to this combination is not deductible for tax purposes.

As of the acquisition date, Eqlipse Technologies had twelve real estate leases, classified as operating leases and similar in nature to the Company’s existing lease portfolio. Recognition of Eqlipse Technologies leases resulted in an incremental right of use (ROU) asset of $23.2 million and ROU liability of $28.5 million.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The results of operations of Eqlipse have been included in the accompanying condensed consolidated financial statements since the effective date of the acquisition. Eqlipse contributed $21.5 million of revenue for and $1.5 million of net loss for the three months ended March 31, 2024.

Supplemental Pro Forma Information

The following table presents pro forma financial information for the three months ended March 31, 2024, as if the acquisition of Eqlipse has occurred on January 1, 2023 (in thousands):

March 31, 2024
Contract revenue	$206,757
Net loss	$(13,717)

The pro forma financial information has been calculated after applying our accounting policies and adjusting the historical results with pro forma adjustments that assume the acquisition occurred on January 1, 2023. These pro forma results do not represent financial results realized, nor are they intended to be a projection of future results.

The transaction accounting adjustments and other adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Such adjustments are estimates and actual experience may differ from expectations. The pro forma loss before taxes for the periods ended March 31, 2024 includes adjustments to historical amounts such as adjustments to interest expense to account for additional interest expense related to debt committed for financing the acquisition, net of interest expense related to the paydown of a portion of the outstanding principal on the line of credit, the reclassification of acquisition costs and employee compensation costs associated with the purchase of Eqlipse, additional amortization expense related to the intangible assets acquired, and inventory purchase accounting adjustments charged to cost of sales as the inventory is sold.

3.	Inventory

Inventory consists of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Raw materials	$13,549	$20,262
Work-in-process	18,288	13,984
Finished goods	48,994	46,907
Inventory, gross	80,831	81,153
Reserve for inventory excess and obsolescence	(2,015)	(1,920)
Inventory, net	$78,816	$79,233

The Company had a $2.0 million reserve for excess and obsolete inventory. Inventories are stated at the lower of cost or net realizable value with cost being determined using the first-in, first-out method.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

4.	Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Office and laboratory equipment	$30,046	$31,518
Computer hardware and software	21,924	20,847
Capitalized software	64,304	57,024
Construction in progress	28,676	19,966
Furniture and fixtures	6,899	6,841
Leasehold improvements	21,586	20,971
Automobiles	1,390	1,390
Property and equipment, gross	174,825	158,557
Less: Accumulated depreciation and amortization	(52,370)	(47,221)
Property and equipment, net	$122,455	$111,336

Depreciation and amortization expense related to property and equipment totaled $6.6 million and $3.2 million for the three months ended March 31, 2025 and March 31, 2024, respectively.

5.	Goodwill

Goodwill represents the residual difference between the consideration paid for a business and the fair value of the net assets acquired. The Company’s goodwill is the result of its acquisitions.The Company performed its annual goodwill impairment analysis and concluded there was no impairment of goodwill.

The following table presents the changes in the Company’s goodwill balance (in thousands):

Balance at December 31, 2024	$872,263
Addition: Eqlipse goodwill	1,157
Addition: VideoRay goodwill	$885
Balance at March 31, 2025	$874,305

The change in goodwill during the three months ended March 31, 2025 related to measurement period adjustments from the Eqlipse acquisition and the VideoRay acquisition.

6.	Intangible Assets

Intangible assets primarily consist of customer relationships, developed technology, and backlog. Intangible assets acquired through a business combination are recorded at their estimated fair values at the date of acquisition. Intangible assets are stated as costs less accumulated amortizations, which is computed using the straight-line method over the estimated useful life of the asset.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Intangible assets, net consisted of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Intangible assets
Customer relationships	$506,342	$506,342
Developed technology	145,037	145,037
Trademarks	8,200	8,200
Backlog	19,780	19,780
Intangibles, gross	679,359	679,359
Less accumulated amortization
Customer relationships	99,016	90,319
Developed technology	43,398	38,807
Trademarks	2,059	1,637
Backlog	19,780	19,780
Intangibles, net	$515,106	$528,816

Amortization expense related to intangible assets totaled $13.7 million and $9.1 million for the three months ended March 31, 2025 and March 31, 2024, respectively.

As of March 31, 2025, the estimated scheduled amortization expense for intangible assets in future years is as follows (in thousands):

Amount
2025 (remainder of year)	40,142
2026	52,503
2027	49,580
2028	41,255
2029	39,093
Thereafter	292,533
Total	$515,106

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Prepaid expenses	$13,398	$17,262
Prepaid insurance	1,147	1,766
Other	3,985	4,915
	$18,530	$23,943

8.	Notes Payable

Aegis Global Holdings, LLC, which was renamed BlueHalo Global Holdings, LLC in 2020, initially entered into a credit agreement (the “Credit Agreement”) on October 31, 2019. The Credit Agreement provided a $10.0 million revolving loan facility (the “Revolving Loan Facility) and $30.0 million in term loans (the “Term Loan”). Over time, the Credit Agreement has been amended and restated multiple times, resulting in significant increases in Revolving Loan Facility, Term Loan, and the swing-line loans. By December 31, 2024, Revolving Loan Facility had increased to approximately $45.0 million and Term Loan had increased to approximately $736.1 million.

On January 8, 2025, the Company entered into an amendment (the “Tenth Amendment”) to its Credit Agreement. The Tenth Amendment provided an additional $40.0 million of Term Loan with no changes to the Revolving Loan Facility, interest rate, or maturity date. The Company accounted for the transactions associated with the Tenth Amendment as a debt modification, and as a result the Company deferred $0.2 million in debt issuance costs in connection with the transaction.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On March 26, 2025, the Company entered into an amendment (the “Eleventh Amendment”) to its Credit Agreement. Among other things the Eleventh Amendment (i) provided an additional $25.0 million of Term Loan with no changes to the Revolving Loan Facility, interest rate, or maturity date. The Company accounted for the transactions associated with the Eleventh Amendment as a debt modification, and as a result the Company recognized $0.02 million in third party fees in selling, general, and administrative expenses and deferred $0.1 million in debt issuance costs in connection with the transaction.

BlueHalo Financing Holdings,LLC, BlueHalo Global Holdings, LLC and BlueHalo, LLC and its subsidiaries are considered guarantors (the “Guarantors”) per the Credit Agreement. The Credit Agreement has customary affirmative and negative covenants, including restrictions on the Company’s ability to incur additional indebtedness, incur liens, make investments, or make restricted payments. The Term Loan and Revolving Loan Facility are subject to a financial maintenance covenant that requires the Company to maintain a maximum consolidated total leverage ratio, tested quarterly. The Company was compliant with all covenants in the Credit Agreement as of March 31, 2025 and December 31, 2024.

Revolving Loan Facility

The Revolving Loan Facility matures on October 31, 2025. Following the Tenth and Eleventh Amendment, the maximum available under the Revolving Loan Facility is $51.0 million, with up to $10.0 million available for letters of credit and a swingline sublimit of $4.0 million. As of March 31, 2025, there were $45.0 million of advances on the Revolving Loan Facility, $2.5 million of letters of credit outstanding, and $3.5 million was available to borrow. As of December 31, 2024, there were $45.0 million of advances on the Revolving Loan Facility, $2.5 million of letters of credit outstanding, and $3.5 million was available to borrow.

Draws on the Revolving Loan Facility bears interest at a variable rate equal to a base rate margin ranging from 3.75% to 5.00% plus a SOFR margin ranging from 4.75% to 6.00%. The weighted average effective interest rate on borrowings outstanding under the Revolving Loan Facility at March 31, 2025 is 1.55%. A 0.5% commitment fee is payable quarterly on the unused portion of the Revolving Credit Facility.

Term Loan

Indebtedness under the Term Loan consisted of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Term loan	$799,765	736,081
Advance on revolving credit facility	45,000	45,000
Total face value of notes payable	844,765	781,081
Less: current portion	(839,780)	(774,384)
Less: unamortized debt issuance costs	(4,985)	(6,697)
Noncurrent portion of notes payable	$—	$—

The Term Loan mature on October 31, 2025. Total principal payments of $1.3 million are due quarterly beginning on March 31, 2024 through October 31, 2025, with the remainder of principal due at maturity. The Term Loan is secured by a first priority lien on substantially all assets of the Guarantors. Borrowings under the Term Loan are subordinated to the super-priority Revolving Credit Facility in right of payment.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Term Loan bears interest at a variable rate equal to a base rate margin ranging from 3.75% to 5.00% plus a SOFR margin ranging from 4.75% to 6.00%.

Beginning in 2020 and applicable to all subsequent periods, the Company is required to prepay the Term Loan with a percentage of the Company’s annual consolidated excess cash flow if the first lien net leverage ratio is greater than or equal to 3.00 to 1.00. The Company is able to prepay amounts outstanding under the Term Loan without a prepayment penalty.

All principal outstanding on the revolving credit facility will be due to be paid on the maturity date of the revolving credit facility, October 31, 2025. As disclosed in Note 1, Organization and Summary of Significant Accounting Policies, the proceeds received by the Company as a result of the Merger agreement were used to settle all outstanding debt under the Credit Agreement on May 1, 2025.

9.	Related Party Transactions

On April 3, 2020, BlueHalo Holdings entered into a promissory note with BlueHalo Holdings Parent, LLC (Parent) (the ultimate member of Holdings) totaling $3.3 million. The note bears interest at a rate of 1.00% per annum, paid-in-kind, and compounded annually on each anniversary date of the note. All principal and paid-in-kind interest are payable at maturity on April 3, 2026. The Company accrued interest on the promissory note totaling $0.2 million and $0.2 million as of March 31, 2025 and December 31, 2024, respectively.

On November 22, 2021, as part of the acquisition of Asymmetrik Ltd. (“Asymmetrik”), BlueHalo Holdings entered into a promissory note to pay the seller of Asymmetrik a portion of the purchase price totaling $6.5 million. The note bears interest at a rate of 5% per annum, paid-in-kind. The promissory note matures and is payable upon a change in control event, as defined in the amended and restated limited liability company agreement of Parent. The Company accrued interest on the promissory note totaling $1.2 million and $1.1 million as of March 31, 2025 and December 31, 2024, respectively.

The Company also leases office space in 2 buildings that are owned by members of Parent. The first is an approximately 50,000 square foot facility on Jan Davis Drive in Huntsville, AL. The second is a 7,400 square foot facility on Channing Drive in Fairborn, OH. For these two facilities, the Company paid $0.3 million of rent expense during the three months ended March 31, 2025.

10.	Revenue

Remaining Performance Obligations

As of March 31, 2025, the Company had approximately $0.4 billion of remaining performance obligations under contracts with its customers. The Company currently expects to recognize approximately $0.4 billion of the remaining performance obligations as revenue in the next 12 months and the remaining to be recognized thereafter.

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by contract and customer type as the Company believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Disaggregated revenues by contract type were as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Cost Plus	$108,293	$105,112
Fixed Price	70,418	29,541
Time and Materials	31,453	27,590
Total revenue	$210,164	$162,243

Disaggregated revenues by customer type were as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
U.S. Government	$176,655	$156,938
Non-U.S. Government	33,509	5,305
Total revenue	$210,164	$162,243

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and contract liabilities on the Condensed Consolidated Balance Sheets. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets recorded on the Condensed Consolidated Balance Sheets. However, the Company sometimes receives advance payments or deposits prior to the commencement of work, as well as milestone payments that are paid in accordance with the terms of the contract as work is performed, which results in contract liabilities recorded on the Condensed Consolidated Balance Sheets. These assets and liabilities are reported on the Condensed Consolidated Balance Sheets on a contract- by-contract basis at the end of each reporting period.

Contract balances consist of the following (in thousands):

	As of,
	March 31, 2025	December 31, 2024
Billed receivables net of credit losses	$65,478	$116,748
Contract assets	124,533	100,736
Contract receivables	$190,011	$217,484
Contract liabilities	$23,468	$44,121

The decrease in contract receivables from March 31, 2025 is primarily a result of significant project milestones being reached, accelerated billing cycles, and improved efficiency in the billing process. The decrease in contract liabilities from year end is primarily due to completion of advance payment projects, and the recognition of revenue on contracts for which the Company was paid in prior periods. The Company anticipates that substantially all of such amounts will be earned as revenue within one year when the performance obligations are satisfied.

11.	Preferred Units

The Company was formed as Eqlipse Technologies Financing Holdings, LLC by filing a Certificate of Formation on September 12, 2022. On March 1, 2024, the Company changed its name from Eqlipse Technologies Financing Holdings, LLC to BlueHalo Financing TopCo, LLC, pursuant to the transactions contemplated under the plan of merger between Eqlipse Parent and BlueHalo Parent. Pursuant to the merger, BlueHalo Parent became the sole member of the Company. The Preferred Unites remained outstanding subsequent to the Eqlipse Transactions.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Preferred Units have been classified as temporary equity on the Condensed Consolidated Balance Sheets since the Preferred Units are redeemable at the option of the holder. As the sole member, BlueHalo Parent controls the board of the Company which can effectuate a distribution and thereby redeem the Preferred Units. Accordingly, as of March 31, 2025, 80,000 Preferred Units are presented as temporary equity, outside of the member’s equity section of the Company’s Condensed Consolidated Balance Sheets.

The Preferred Units include a yield at 8.1% per annum (calculated based on 360 days consisting of twelve 30-day months). The yield is cumulative and compounded quarterly at the end of each fiscal quarter.

The Preferred Units rank higher in priority than the Common Units. If the Company declares a distribution, cash shall be distributed with priority to the Preferred Units until the aggregate unpaid preferred unit yield and the aggregate unreturned preferred unit capital with respect to each of BlueHalo Parent’s Preferred Units has been reduced to zero.

Upon the occurrence of a Dissolution event, the Preferred Unit holders shall be entitled to receive the remaining funds and other property of the Company in priority to the Common Units.

12.	Member’s Equity

Common Units

The rights of the Company's common units holders to receive dividends, if declared, and the right to receive a distribution of assets upon liquidation are subject to and qualified by the rights, powers, and preferences of the holders of the Company's Preferred Units. Refer to Note 11. Preferred Units for additional information.

Prior to March 1, 2025, BlueHalo Equity Holdings, LLC (“BlueHalo Equity Holdings”), the sole member of BlueHalo Holdings, owned 100% of the 100 issued and outstanding membership units.

Effective March 1, 2025, pursuant to the Eqlipse Transactions (refer to Note 2. Acquisitions), (i) BlueHalo Parent became the owner of 648,117 common units of Eqlipse Technologies, and (ii) BlueHalo Parent contributed BlueHalo Equity Holdings) and the 100 units it held in BlueHalo Holdings to BlueHalo TopCo in exchange for 1,092,493 common units as part of the common control transaction.

As of March 31, 2025, all 1,740,610 common units issued and outstanding are held by BlueHalo Parent.

Member’s Contributions

During the three months ended March 31, 2025, the Company did not receive any material cash contributions.

13.	Unit-Based Compensation

2019 Management Incentive Plan (the Incentive Plan)

The Aegis Holdings Parent, LLC 2019 Management Incentive Plan (“the Incentive Plan”) was established to promote the interests of the Company and its subsidiaries whereby, the Company may issue membership units (“Incentive Units”) as equity compensation to employees, consultants or other service providers to the Company or any subsidiary (collectively, “Service Providers”) for services provided to, or for the benefit of, the Company or any of its subsidiaries.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The Board of Managers is authorized to negotiate and enter into award agreements with each Service Provider to whom it grants Incentive Units. Each Award Agreement includes such terms, conditions, rights and obligations as may be determined by the Board of Managers (including without limitation vesting criteria), in its sole discretion, consistent with the terms of the Plan.

During the period ended March 31, 2025, no Incentive Units were granted related to the Company under the Incentive Plan.

The Incentive Units are subject to time, performance and return-based vesting requirements, with all agreements having the following vesting requirements: “one-third (⅓) of the Incentive Units are designated time-vested, one-third (⅓) of the Incentive Units are designated performance-vested and one-third (⅓) of the Incentive Units are designated return-vested.”

Incentive Units are economically similar to a stock option award and vest based on time or performance-based milestones. Vesting of all Incentive Units is generally subject to continuing service over the vesting periods. For awards that are time-vested based on continued service, unit- based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The vesting period is five years. For awards with performance vesting conditions, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved.

Unvested Incentive Units activity for the three months ended March 31, 2025 were as follows:

	Number of Nonvested Incentive	Weighted Average Grant Date Fair
Outstanding at December 31, 2024	348,536	25.90
Incentive Units granted	—	—
Incentive Units vested	(8,582)	41.92
Incentive Units forfeited	—	—
Outstanding at March 31, 2025	339,954	44.68

In accordance with ASC 718, Compensation-Stock Compensation, the Company recorded compensation expense associated with the Incentive Units during the three months ended March 31, 2025 and 2024 in an amount of $0.7 million and $0.5 million, respectively. The compensation expense has been pushed down and included within selling, general, and administrative expenses in the accompanying Condensed Consolidated Statements of Operations and as an incentive unit award capital contribution within the accompanying Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Member’s Equity. As of March 31, 2025, there was $11.8 million of unrecognized compensation expense related to nonvested Incentive units, of which $3.9 million is related to time-vesting incentive units.

Restricted Common Unit Activity

During 2024, in connection with the acquisition of Eqlipse, the company replaced the unvested outstanding Incentive Units held by Eqlipse employees immediately prior to the acquisition with Blue Halo Restricted Common Units (“RCUs”) covering 28,210 common units having a total acquisition date fair value of $6.6 million. The replacement RCUs have substantially the same terms and conditions as were applicable for the time-vesting units under the original Incentive Unit awards. Of the acquisition date fair value, $1.2 million was attributed to pre-combination service and treated as a component of purchase consideration transferred. The remaining $5.4 million is considered future compensation cost and will be recognized as stock based compensation cost over the remaining service period of the replacement RCUs. At March 31, 2025 the replacement RCUs had a remaining weighted-average term of 3.12 years.

BlueHalo Financing TopCo, LLC

Notes to the Condensed Consolidated Financial Statements (Unaudited)

RCU activity for the period is as follows:

Number of Nonvested Units
Outstanding at December 31, 2024	11,889
Restricted Common Units granted	—
Restricted Common Units vested	(874)
Restricted Common Units forfeited	(114)
Outstanding at March 31, 2025	10,901

During the three months ended March 31, 2025 and 2024, the Company recorded a compensation expense of $0.2 million and $0.9 million associated with the RCUs, respectively.

14.	Income Taxes

The provision for income taxes for the three months ended March 31, 2025 was $0.8 million of benefit, compared to $7.6 million of benefit for the three months ended March 31, 2024. Our income tax expense for the three months ended March 31, 2025 was primarily related to research and development tax credits and changes to valuation allowances recorded in the U.S. against deferred tax assets that are not more likely than not to be realized. The income tax expense for the three months ended March 31, 2024 was primarily related to changes to valuation allowances recorded in the U.S. against deferred tax assets that are not more likely than not to be realized due to the acquisition of Eqlipse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. We have analyzed our deferred tax assets and have determined, based on the weight of available evidence, that it is more likely than not that a significant portion will not be realized.

15.	Subsequent Events

The Company has evaluated its March 31, 2025 condensed consolidated financial statements for subsequent events through May 9, 2025, the date the condensed consolidated financial statements were available to be issued. Other than as disclosed below, the Company is not aware of any subsequent events which would require recognition or disclosure in the condensed consolidated financial statements.

As disclosed in Note 1, Organization and Summary of Significant Accounting Policies, on May 1, 2025, AeroVironment and the Company executed a Definitive Merger Agreement. Under the terms of the Definitive Merger Agreement AeroVironment acquired the Company in exchange for shares of AeroVironment.